                                                                   Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Harvard Apparatus, Limited (United Kingdom)
Biochrom, Ltd. (United Kingdom)
Ealing Scientific Ltd. Canada (doing business as Harvard Apparatus, Canada)
 (Canada)
Harvard Apparatus S.A.R.L. (France)
Hugo Sachs Electronik - Harvard Apparatus GmbH (Germany)
Harvard Apparatus FSC, Inc. (U.S. Virgin Islands)
HBIO Securities Corp. (Massachusetts)